Exhibit 1

DEFINITIVE ACQUISITION AGREEMENT

THIS AGREEMENT made effective as of the 14th day of June, 2011 pursuant to an LOI in effect as of the 30th day of May, 2011

B E T W E E N:

AMFIL Technologies, Inc., (Ticker Symbol: AMFE) formerly Technical Ventures Inc. (Former ticker Symbol: TEVT) (herein referred to as AMFIL and its “Sub” indentified below formerly AMFIL Technologies, Inc. (herein referred to as “AMFIL Ozone Technologies”).

-and-

Antibacterial Cleaning Treatment Services Inc., (herein referred to as A.C.T.S. Inc.)

WHEREAS AMFIL is the legal and beneficial owner 100% of, see Schedule A hereto, the AMFILOzone Technologies rights and privileges, certain assets with, see Schedule B hereto, of certain liabilities of AMFIL.

WHEREAS the whole of the ASSETS/LIABILITIES described in Schedules “A” and “B” hereto are hereinafter referred to as the “AMFIL Ozone Technologies” and

WHEREAS the Vendors wish to sell, transfer and assign, and A.C.T.S. Inc. wishes to acquire, all of the Vendors’ right, title and interest in and to the ASSETS/LIABILITIES related to the “AMFIL Ozone Technologies”, on the terms and conditions hereinafter set forth in this Agreement;

NOW THEREFORE WITNESSETH that for and in consideration of the mutual covenants and agreements hereinafter set forth, and for other lawful and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

Article 1 – Interpretation

1.1	Definitions. In this Agreement, the following terms shall have the meanings set out below, unless the context requires otherwise:

(i)	“Agreement” means this Agreement, including any Exhibits and Schedules thereto, as same may be amended or supplemented from time to time by written agreement between the Parties. The expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

(ii)	“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law relating or applicable to such Person, property, transaction or other matter. Applicable Law also includes, where appropriate, any interpretation of the law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.

(iii)	“Assets/Liabilities” means the right, title and interest of the Vendors in and to “AMFIL Ozone Technologies” and as more particularly described in Schedules “A” and “B” hereto.

(iv)	“Books and Records” means all books, records, files and papers in the possession of the Vendors, or either of them individually, or over which the Vendors, or either of them individually, has management and control, related to the “AMFIL Ozone Technologies”, whether in written, printed or electronic form.

(v)	“Closing” means the completion of the purchase and sale of the Assets/Liabilities in accordance with the provisions of this Agreement.

(vi)	“Closing Date” has the meaning in Article 3 and “Closing Time” means 4:00 p.m. (E.S.T.) on the Closing Day.

(vii)	“Consents and Approvals” means all consents and approvals required to be obtained in connection with the execution and delivery of all Agreements and the completion of the transaction contemplated by this Agreement.

(viii)	”Contracts” means all rights and interests of the Vendors, and of each Vendor individually, in all pending and executor contracts, agreements, leases and arrangements related to the “AMFIL Ozone Technologies” and to which the Vendor or either of them individually is a party or by which the Vendors or any of the “AMFIL Ozone Technologies” is bound or affected.

(ix)	“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, option, warrant, prior assignment, lease, sublease, right to possession, encumbrance, claim, right or restriction, including, without limitation, outstanding tax liability related to the “AMFIL Ozone Technologies”, by way of a conflicting ownership.

(x)	”Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and “Parties” means every Party.

(xi)	“Person” is to be broadly interpreted and includes an individual, a corporation, a trust, a partnership, an unincorporated organization, the government of a country or any political subdivision thereof or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

(xii)	“AMFIL Ozone Technologies” as more specifically set forth in Schedule “A” and Schedule “B” attached hereto.

(xiii)	“Purchase Price” has the meaning given in Section 2.1.

1.2	Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa, and words importing gender include all genders.

Article 2 – Purchase of Property

2.1  Agreement to Purchase “AMFIL Ozone Technologies”.  On the Closing Date, subject to the terms and conditions of this Agreement, AMFIL shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase from AMFIL, all of their respective right, title and interest in the rights related to “AMFIL Ozone Technologies”, for a total price of Ten ($10) Dollars cash.

2.2  Payment of the Purchase Price.  The Purchase Price shall be paid as follows:

(i)	On the execution of this Agreement, the payment of the sum of Ten Dollars

Article 3 – Transfer of Assets/Laibilities

(viii)
3.1  Transfer of Assets/Liabilities.  It is understood and agreed between the Parties that this transaction involves only the rights to “AMFIL Ozone Technologies” as more specifically set forth in Schedule “A” and Schedule “B” attached hereto.

The parties hereto shall cause all steps to be taken upon execution of this Agreement and closing of the transaction contemplated hereunder to ensure that the rights related to “AMFIL Ozone Technologies” are transferred to the Purchaser’s name.

Article 4 – Closing Arrangements

4.1  Closing.  The Closing shall take place on or before 4:00 p.m. (Eastern Standard Time) on the Closing Date at the, or at such other time on the Closing Date or at such other place as may be agreed, orally or in writing, by the Parties.

4.2  Optionors’ Closing Deliveries.  At the Closing, AMFIL shall cause to be delivered to the Purchaser, or as directed by the Purchaser, the following documents:

(i)
All necessary documentation to effect the transfer of the “AMFIL Ozone Technologies” owned by AMFIL, the form of which documentation shall be agreed upon by the Parties, acting reasonably, duly executed by and on behalf of the parties.

(ii)
Evidence in form satisfactory to the Purchaser, acting reasonably, that all Consents and Approvals required to be obtained by AMFIL to permit the transfer of the “AMFIL Ozone Technologies” have been obtained.

(iii)	All such other assurances, consents, agreements, documents and instruments, as may be reasonably required by the Purchaser to complete the transaction provided for in this Agreement.

4.3  Purchaser’s Closing Deliveries.  At the Closing, the Purchaser shall cause to be delivered to AMFIL the following documents:

(i)	The sum Ten ($10) Dollars, in cash, certified cheque, wire or other for immediate Cash;

(ii)	Such other assurances, consents, agreements, documents and instruments as may reasonably be required by AMFIL to complete the transaction provided for in this Agreement.

Article 5 – Conditions of Closing

5.1  Vendors’ Conditions.  AMFIL shall not be obliged to complete the sale and transfer of the “AMFIL Ozone Technologies” unless, at or before the Closing, each of the following conditions has been satisfied, it being understood that the following conditions are included for the benefit of AMFIL and may be waived, in whole or in part, only in writing by them at any time, and AMFIL agree with the Purchaser to take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the following conditions are fulfilled on or before the Closing Date:

(i)	Representations and Warranties. The representations and warranties of AMFIL contained herein shall be true and correct as at the Closing Date in all material respects.

(ii)
Compliance.  AMFIL shall have materially performed and complied with all of the terms and conditions in this Agreement on its respective part to be performed or complied with at or before the Closing Date and shall have furnished or caused to have been furnished to the Purchaser such certificates, affidavits or statutory declarations with respect to the “AMFIL Ozone Technologies” as Purchaser may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with by AMFIL at or prior to the time of Closing and that the representations and warranties herein given are true and correct at the Closing Date.

(iii)	Consents and Approvals. All necessary Consents and Approvals shall have been obtained.

5.2  Purchaser’s Conditions.  Purchaser shall not be obliged to complete the purchase of the Assets unless, at or before the Closing, each of the following conditions has been satisfied, it being understood that the following conditions are included for the benefit of Purchaser and may be waived, in whole or in part, only in writing by the Purchaser at any time, and Purchaser agrees with AMFIL to take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the following conditions are fulfilled on or before the Closing Date:

(iv)
Representations and Warranties.  The representations and warranties of AMFIL with respect to the status of the “AMFIL Ozone Technologies” contained herein shall be true and correct as at the Closing Date in all material respects.

(v)
Compliance.  Purchaser shall have materially performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Date and shall have furnished or caused to have been furnished to AMFIL such certificates, affidavits or statutory declarations as they may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with by the Purchaser at or prior to the time of Closing and that the representations and warranties herein given are true and correct at the Closing Date.

(vi)	Consents and Approvals. All necessary Consents and Approvals shall have been obtained.

Article 6 – Representations, Warranties, Covenants and Acknowledgments.

6.1  Representations and Warranties of the AMFIL (the “Vendors”).  The Vendors hereby represent and warrant to the Purchaser as follows, and acknowledge that the Purchaser is relying on such representations and warranties in connection with the transaction contemplated herein:.

(i)
 Enforceability of Obligations.  This Agreement constitutes a valid and binding obligation of the Vendors, enforceable against the Vendors in accordance with its terms, subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of rights of creditors and others and to the extent that equitable remedies such as specific performance and injunction are only available in the discretion of the court from which they are sought.

(ii)
  Legal Proceedings.  Other than has been disclosed to the Purchaser, there are no actions or proceedings pending or, to the best of the Vendors’ knowledge, threatened against the Vendors, or any one of them, at law or in equity, or before any, or by any, federal, provincial, municipal or other government department, commission, board, bureau or agency, domestic or foreign, the effect of which might materially adversely affect the Vendors’ right, title and interest in and to the “AMFIL Ozone Technologies” or the Vendors’ ability to complete the transaction contemplated in this Agreement.

(iii)	Independent Legal Advice. The Vendors have had the opportunity to obtain independent legal advice with respect to this Agreement and the transactions contemplated therein.

(iv)
Consents and Approvals.  All necessary consents and approvals of any Person as are required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been obtained.

(v)	Reporting Issuer. AMFIL is a “reporting issuer”, not in default of any requirements in relation to that designation, under the relevant securities laws.
(vi)
No Cease Trade.  No order ceasing or suspending trading securities of AMFIL or prohibiting the sale of such securities has been issued and remains outstanding against AMFIL and no investigations or proceedings for such purposes are pending or threatened.

(vii)	Listing. The issued and outstanding shares of AMFIL are listed and posted for trading on the OTC – Pink Sheet (symbol: AMFE).
(viii)	No Material Change. There has not been any material change in the affairs of AMFIL that has not been publicly disclosed in the manner required by applicable securities laws

6.2  Representations and Warranties of A.C.T.S. Inc. (the “Purchaser”) The Purchaser hereby represents and warrants to the Vendors as follows, and acknowledges that the Vendors are relying on such representations and warranties in connection with the transaction contemplated herein:

(i)
 Enforceability of Obligations.  This Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of rights of creditors and others and to the extent that equitable remedies such as specific performance and injunction are only available in the discretion of the court from which they are sought.

(ii)
  Legal Proceedings.  Other than has been disclosed to the Vendors, there are no actions or Proceeding pending or, to the best of the Purchaser’s knowledge, threatened against the Purchaser, at law or in equity, or before any, or by any, federal, provincial, municipal or other government department, commission, board, bureau or agency, domestic or foreign, the effect of which might materially adversely affect the Purchaser or the Purchaser’s ability to complete the transaction contemplated in this Agreement.

(iii)	Independent Legal Advice. The Purchasers have had the opportunity to obtain independent legal advice with respect to this Agreement and the transactions contemplated therein.

(ix)
Consents and Approvals.  All necessary consents and approvals of any Person as are required by Purchaser in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement have been obtained.

6.3  Survival of Representations and Warranties.

(i)
The representations and warranties contained in section 6.1, or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of one (1) year form the Closing Date, notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, after which time the Vendors shall be released from all obligations in respect of such representations and warranties except with respect to any claims asserted by the Purchaser in writing (setting out in reasonable detail the nature of the claim and the approximate amount of such claim) before the expiration of such period.

(ii)
The representations and warranties contained in section 6.2, or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of one (1) year form the Closing Date, notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Vendors, shall continue in full force and effect for the benefit of the Vendors, after which time the Purchaser shall be released from all obligations in respect of such representations and warranties except with respect to any claims asserted by the Vendors in writing (setting out in reasonable detail the nature of the claim and the approximate amount of such claim) before the expiration of such period.

(iii)
Despite the aforesaid provisions of section 6.3 (i) and (ii) above, in the event that any representation or warranty of either Party under section 6.1 or 6.2 is made with the intent to deceive, or in reckless disregard of the accuracy of such representation and warranty, such representation and warranty shall survive the Closing in perpetuity.

Article 7 – Indemnification

7.1 Indemnity by Vendors.  AMFIL agrees to indemnify and save harmless the Purchaser, A.C.T.S. Inc., its directors, officers, employees, agents and representatives in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense, which may be made or brought against the Purchaser or AMFIL or which the Purchaser or AMFIL  may suffer, directly or indirectly, as a result of, or in respect of or arising out of (i) any incorrectness in or breach of any representation or warranty of AMFIL set out in section 6.1 over which the Vendors have reasonable control or (ii) any breach of, or any non-fulfillment of, any covenant or agreement on the part of Vendors under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

7.2  Indemnity by Purchaser.  Purchaser agrees to indemnify and save harmless the Vendor, AMFIL in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense, which may be made or brought against district, or which the Vendor may suffer, directly or indirectly, as a result of, or in respect of or arising out of (i) any incorrectness in or breach of any representation or warranty of the Purchaser set out in section 6.2 over which Purchaser has reasonable control or (ii) any breach of, or any non-fulfillment of, any covenant or agreement on the part of Purchaser under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

Article 8 – Confidential Information.

8.1  Confidential Information.  Each Party shall hold in strictest confidence and not use in any manner, other than as expressly contemplated by this Agreement, any Confidential Information (as defined below) of the other Party.  Following the termination of this Agreement for any reason other than the Closing, each Party shall promptly, upon receipt from the other Party, return to the requesting Party all copies of any tangible items which are or which contain Confidential Information of the requesting Party.

8.2  Definition.  For the purposes of this section 8, “Confidential Information” of a Party at any time means all information relating to the business of such Party and its affiliates which (i) at the time is of a confidential nature (whether or not specifically identified as confidential and is known, or should be known, by the other Party as being confidential; (ii) has been or is from time to time made known to, or is otherwise learned by, the other Party as a result of matters provided for in this Agreement, but does not apply to (iii) any information that from time to time becomes generally available to the public other than as a result of a disclosure by the other Party; and (iv)any disclosure which is required by applicable law.  If such disclosure is required by applicable law, the Party required to disclose shall, as soon as possible in the circumstances, notify the other Party of the requirement.  Upon receiving such notification, the other Party may take any reasonable acting to challenge the requirement and the affected Party shall, at the expense of the other Party, assist the other Party in taking such reasonable action.

Article 9 – Termination

9.1  This Agreement may be terminated, by notice in writing given prior to Closing, by party (i) in the event there has been a breach of a material provision of this Agreement committed by any Party and such breach has not been waived or corrected; (ii) by mutual consent of the parties; or (iii) by either party if the Closing has not occurred (other than through the failure of any Party seeking to terminate the Agreement to comply fully with its obligations under this Agreement) on or before the Closing Date, or such later date as the Parties may agree upon.

9.2  Each Party’s right to termination under this section 9 is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies.  In the event of termination pursuant to the provisions of subsection 9.1 above, all further obligations of the Parties under this Agreement will terminate, except the provisions of Article 8 will survive, and if such termination has been caused by a Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

Article 10 – General

10.1  Expenses.  Each Party shall be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants and other advisers incurred at any time in connection with consummating the transaction contemplated in this Agreement.

10.2  Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with confirmation receipt) or (c) on the fifth business day if sent by prepaid registered mail, in each case to the appropriate address and telecopier numbers as set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Party:

If to AMFIL	P.O. Box 1809,
Atascadero,
California, 93423-1809
USA
Fax: 805-275-1553

If to A.C.T.S. Inc.	199 Exeter Road, Unit E,
London,
Ontario, N6L 1A4
Canada
Fax: 519-652-3142

10.3  Public Announcements.  Except to the extent otherwise required by law or with the prior consent of the other Party, no Party shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement.  The Parties shall mutually agree upon an appropriate public announcement to be made after execution of this Agreement.

10.4  Entire Agreement.  This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understanding, negotiations and discussions, whether oral or written.  There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement, whether oral or written, express or implied, statutory or otherwise, except as specifically set forth in this Agreement.

10.5  Waiver.  A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver.  No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party.  The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

10.6  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction.

10.7  Non-Merger.  Each Party hereby agrees that all provisions of this Agreement, other than (i) the conditions in section 5 and (ii) the representations and warranties contained in Article 6 and (iii) the indemnities contained in section 7.1 and 7.2 hereof (which shall be subject to the arrangements made in such sections) shall forever survive the execution, delivery and performance of this Agreement, Closing and the execution and delivery and performance of any and all documents delivered in connection with this Agreement.

10.8  Assignability.  Neither Party may assign any or its rights under this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.  Subject to the aforesaid, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the estate, trustees, successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement, their permitted successors, trustee, executor or assignee, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

10.9  Further Assurances.  Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things on connection with this Agreement that the other Party may reasonably require for the purposes of giving effect to this Agreement.

10.10 Headings.  The headings of sections and Articles in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “section” or “sections” refer to the corresponding section or sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

10.11 Time.  Time will be of the essence.

10.12 Governing Law.  This Agreement will be governed and construed in accordance with the laws of Canada, without regard to conflict of laws principles.  For the purposes of any legal proceeding the courts of the Province of Ontario shall have jurisdiction to entertain any action and each Party hereto hereby attorns to the jurisdiction of the courts of the Province of Ontario.

10.13 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that any Party providing the signature in such manner shall promptly forward to the other Party an original of the signed copy of the Agreement which was so faxed.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the 14th day of June, 2011

Read, Agreed & Understood	Read, Agreed & Understood

for A.C.T.S. Inc.	for AMFIL Technologies, Inc.

/s/ Ambrose Fillis	/s/ Noel Nedrick

Ambrose Fillis - President	Noel Nedrick - President

Schedule A

The Technology of “Amfil Ozone Technologies”, Inc.

License of Intellectual Property. Subject to the terms and conditions of the Definitive Acquisition Agreement, on the Closing Date and in consideration of the Purchase Price set forth, seller will grant to buyer an irrevocable, exclusive, fully-paid, royalty-free, unrestricted license to use all intellectual property of seller (the "License"), deriving from sellers right, title and interest in and to (a) all inventions (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium), insofar and only insofar as any of the above-described items cover or relate to the Amfil “mPact” technology.  Specifically, the technology and its intended purpose and market potential is defined as follows: Amfil ozone technology was originally introduced as an antimicrobial agent for food manufacturing plants. While the initial results from the use of ozone as an antimicrobial agent on previously cleaned surfaces were promising, the effectiveness was directly proportional to how well the surface was cleaned. Seeking a purely cold water-based technology that could meet or exceed the microbial reductions commonly attained with hot water and chemical applications, Amfil combined the use of ozonated low pressure and ozonated high pressure cold water. The microbial results were astonishing, and the new technology was named the mPact™ Cleaning Antimicrobial System.  Designed for surface cleaning and antimicrobial treatment, the mPact™ system is a three-in-one sequential application of low pressure ozonated water and high pressure ozonated water for open surface cleaning and antimicrobial treatment. The system provides multi-surface cleaning and antimicrobial treatment for wettable food contact surface equipment; walls and floors; drains and chutes; tanks, barrels and totes; etc. Adaptation designs for existing CIP system conversions are also available as well as spray attachments for direct ozone spraying of enclosed containers/totes.

Gaseous ozone has been shown to effectively combat mold and bacteria in a cold storage environment and directly on produce in cold storage. The main benefit of using gaseous ozone is that mold and bacteria can be controlled both in the air and on the surface of the product. Additionally, gaseous ozone oxidizes and destroys ethylene gas that is released when fruits and vegetables begin to ripen.  Amfil currently offers the most state-of-the-art ozone technology, utilizing Plasma Block corona discharge ozone generation accompanied by PLC/internet-based remote customer interface.

An FDA approved direct food contact anti-microbial agent, ozone can be dissolved into water and used for direct contact on fruits and vegetables, raw and ready-to-eat meat and poultry, fish and commercial eggs. The benefits of ozone-enriched water far outweigh chemical-enriched water traditionally used. Amfil provides ozone antimicrobial system integration into flume, cascade, drench, or spray type operations.

Ozone is a proven and effective antimicrobial agent. It oxidizes and destroys microbial membranes and denatures metabolic enzymes. Ozone-enriched water can be applied directly on floors, drains, walls, wettable equipment, tanks (externally or internally) and clean rooms via mobile or centralized systems with hand-held, drop-down or low pressure sprayers.  Many of Amfil’s ozone surface antimicrobial systems have been validated by the National Sanitation Foundation (NSF) Toxicology Group and are registered with NSF International, ensuring OSHA’s safety compliance, and compliance to anti-microbial efficacy claims - AOAC Methods under the USEPA Office of Pesticide Programs (OPP) Disinfectant Technical Science Section (DIS/TSS). They are listed in the NSF International White Book™ (former USDA White Book) under non-food compounds for no-rinse surface sanitation.

The intellectual property of seller being licensed to buyer is hereafter referred to as the "Intellectual Property."

Schedule B

“AMFIL Ozone Technologies” - Assets & Liabilities

ASSETS

-	The mPact™ trademark and all associated intellectual property as outlined in Schedule “A” above.
-	Inventory Assets and workshop equipment approximately $49,919

LIABILITIES

	Current	1 - 30	31 - 60	61 - 90	> 90	TOTAL
Adaptive Ozone Solutions, Inc.	0.00	0.00	0.00	0.00	12,533.54	12,533.54
Adjustment	0.00	0.00	0.00	0.00	42.66	42.66
Aeroqual Limited	0.00	0.00	0.00	0.00	468.53	468.53
Centerline Industrial Products, Inc.	0.00	0.00	0.00	0.00	1,144.36	1,144.36
Central Wholesale Electric Dist., Inc.	0.00	0.00	0.00	0.00	83.60	83.60
DEL Ozone	0.00	0.00	0.00	0.00	62,175.13	62,175.13
Eco Sensors, Inc.	0.00	0.00	0.00	0.00	2,575.41	2,575.41
Fulwider Patton	0.00	0.00	0.00	0.00	89,358.25	89,358.25
Guardian Manufacturing, Inc.	0.00	0.00	0.00	0.00	40,478.62	40,478.62
HACH	0.00	0.00	0.00	0.00	153.97	153.97
Harrington Industrial Plastics LLC	0.00	0.00	0.00	0.00	7,549.82	7,549.82
McCarthy Steel	0.00	0.00	0.00	0.00	595.84	595.84
McMaster Carr	0.00	0.00	0.00	0.00	297.82	297.82
Ozone Engineering, Inc.	0.00	0.00	0.00	0.00	5,695.00	5,695.00
Pumping Solutions	0.00	0.00	0.00	0.00	1,578.24	1,578.24
Quaglino Properties	0.00	0.00	0.00	0.00	4,000.00	4,000.00
Rittal Corporation	0.00	0.00	0.00	0.00	401.40	401.40
Spraying Systems Co.	0.00	0.00	0.00	0.00	67.54	67.54
TOTAL	0.00	0.00	0.00	0.00	229,199.73	229,199.73

-	Credit card balances:
	1. American Express	$12,439
	2. Chase	$15,364
	3. Advanta	$ 9,841

-	Note payable – Gene Howland $83,435

Total Liabilities to be assumed:  $350,279